Exhibit 10.11

8201 Greensboro Drive

Suite 717

McLean, VA 22102

Tel 703-288-3380

Fax 703-288-3801

August 25, 2017

Dawn M. Wilson

Dear Dawn:

On behalf of KrolLDiscovery, I am pleased to offer you the opportunity to become a team member. Please accept this letter as a formal offer of fulltime employment with KrolLDiscovery. The following outlines the basic parameters of our mutually agreed upon terms and conditions.

You will become a team member at KrolLDiscovery as Chief Financial Officer. You will report to Chris Weiler, CEO. You will report physically to our McLean, VA headquarters, and will also be expected to travel as projects may require.

DATE OF HIRE AND BACKGROUND INVESTIGATION

Your start date will be September 5, 2017. This offer of employment is contingent upon the satisfactory completion of a background check and verification of information stated in your application. If your position requires you to drive a motor vehicle as a part of your job duties, the offer is further conditioned upon a satisfactory motor vehicle records check and your providing us with a valid driver’s license.

In addition, it is necessary for you to complete an I-9 Form within three days of employment which verifies your eligibility to work in the United States. Please review the enclosed I-9 List of Acceptable Documents and bring the appropriate documents on your first day.

COMPENSATION

You will receive an annualized salary of $300,000.00 paid on a per-pay-period basis of $11,538.46, less appropriate tax and benefit withholdings and deductions. As an exempt employee, you will be paid biweekly, with pay periods ending on Sunday and paychecks issued or direct deposits released on Friday.

You will be eligible for a 50% annual bonus, paid at the Company’s discretion based on factors including, but not limited to, your individual Key Performance Objectives and company performance. The bonus plan is currently paid at 50% for your KPOs and 50% for company performance.

In addition, you will receive a Stock Option grant to purchase an amount equal to 0.5% of available Common Stock shares, 20,000 options, on a fully diluted basis. Your stock options which are time vested will vest upon any change of control.

SEVERANCE

You will receive 6 months of salary as severance if terminated without cause. And this severance will be paid on a monthly basis over the 6 month period after termination.

BENEFITS

You will be eligible to participate in our employee benefit insurance plans on the first of the month following your date of hire, in accordance with company policy. Specific plan information is included with this offer letter and you will receive electronic enrollment upon your start. You will have 31 days from the date of hire to complete the enrollment process.

PAID TIME OFF (PTO)

You will be eligible to accrue PTO according to policy.

AT-WILL EMPLOYMENT

In conjunction with any laws of this state, your employment with us will be “at-will,” meaning that you or KrolLDiscovery may terminate your position at any time for any reason - with or without notice, with or without cause.

ACCEPTANCE OF OFFER AND AGREEMENTS

This offer is contingent upon you reviewing, freely agreeing to and signing the attachments to this letter, captioned, “Employee Proprietary Information and Inventions Assignment Agreement,” “Employment Policies and Release Form,” “Harassment-Free Workplace Policy,” “Application for Employment,” “Privacy Policy,” “Social Media Policy,” and “Employee Handbook.” Please review and sign all.

You warrant that you are not party to any non-competitive agreements or any confidentiality agreements which would restrict you from working with KrolLDiscovery. If you are party to any said agreements, you agree to indemnify KrolLDiscovery from any loss, damage or claims with respect thereto.

Your agreement of these terms and conditions is required in writing prior to the start date of your employment with KrolLDiscovery.

Once again, we look forward to your taking the offered position. I believe that we will have a mutually rewarding relationship and you will be presented with tremendous professional challenges and career opportunities. Please signify below your acceptance of this offer of employment and return to me with your original signature.

If we can be of further assistance, please feel free to contact me with questions at 703-288-3380.

Sincerely,

/s/ Christopher Weiler
Christopher Weiler
Chief Executive Officer
KrolLDiscovery

I accept the terms and conditions of KrolLDiscovery employment below.

Accepted:		Date:

	/s/ Dawn M. Wilson	8. 29. 17
Dawn M. Wilson